EXHIBIT 99.1

Whitestone REIT Announces First Quarter 2009 Results and Results of Annual Meeting of Shareholders

HOUSTON, May 7, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded community business center REIT, today announced financial results for the first quarter ended March 31, 2009, as well as the results of their annual meeting of shareholders, held today in Houston.

First Quarter Highlights

CORPORATE

Quarterly Performance: Q1 2009 compared to Q1 2008

 * Operating revenues were $8.0 million, up 3% from $7.8 million for the same period in 2008.
 * Net loss attributable to common shareholders for 2009 was $21,000 or $0.00 per share as compared to a net loss of $69,000 or $0.01 per share for the same period in 2008.
 * Funds From Operations ("FFO") were $1.6 million, up $0.2 million or
   14% from $1.4 million for the same period in 2008.
 * Total distributions paid to common shareholders of Whitestone REIT and owners of beneficial interest of Whitestone REIT Operating
   Partnership, LP were $1.7 million as compared to $2.4 million for the same period in 2008.

The increase in FFO and net income for the first quarter of 2009 as compared to the same period of 2008 is primarily the result of decreased legal fees offset by continuing repairs from Hurricane Ike and share-based compensation expenses.

Property Performance

 * As of March 31, 2009, the properties were 82% occupied, a decrease of four percentage points from March 31, 2008, when occupancy was
   86%.
 * Net operating income was $4.6 million for the three months ended
   March 31, 2009, as compared to $4.6 million for the three months ended March 31, 2008.
 * Annualized rent per occupied square foot increased to $12.91 for the first quarter as compared to $12.20 for the first quarter of
   2008.
 * During the quarter, we completed 63 new and renewal leases totaling
   180,000 square feet and $8.5 million in total lease value.

Commenting on the financial results for the quarter, James C Mastandrea, Whitestone's Chief Executive Officer, noted, "I am pleased with our progress and accomplishments this quarter. We have diversified geographically into the Chicago market and are actively pursuing acquisitions in the Dallas and Phoenix markets. As we explore these markets, we are finding widespread acceptance of our operating partnership units as a creative way to acquire properties and help sellers defer taxes. As we enter our second quarter, we are well positioned to weather the economic crisis and opportunistically acquire properties in other markets.

"We remain focused on the basics: we are a real estate company with a responsibility to bring value in the real estate properties we own on behalf of our shareholders," Mastandrea continued. "As such, the hub of our business is comprised of five areas: our people, our properties, our balance sheet, our operating statement and our owners. We continue to select and develop our management team. We seek to add value by building a synergistic community business center within the properties we own that benefits our tenants within their local markets. In today's economic environment, we are cognizant of our operating statement such that we strive to live within our means and carefully watch our expenses. Lastly, we remember our investors, for it is they for whom we work."

Supplemental Financial Information

Further details regarding Whitestone REIT's results of operations, properties, and tenants can be accessed at the Company's web site at www.whitestonereit.com.

Reconciliation of Non-GAAP Financial Measures

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 Net loss attributable to Whitestone REIT           $   (21)  $   (69)
  Depreciation and amortization of real estate
   assets(1)                                          1,547     1,452
  Loss on sale of assets(1)                              42        32
  Net loss attributable to noncontrolling interests     (11)      (42)
                                                    --------  --------
 FFO                                                $ 1,557   $ 1,373
                                                    --------  --------
 (1) Including amounts for discontinued operations

Results of the Annual Meeting of Shareholders

Whitestone's annual meeting of shareholders, held today in Houston, resulted in the re-election, for a three-year term, of both James C. Mastandrea and Jack L. Mahaffey to the Board of Trustees. Further, the shareholders ratified the appointment of Pannell Kerr Forster of Texas, P.C. to be Whitestone's independent registered public accounting firm for 2009.

About Whitestone REIT

Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties(tm) -- it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Chicago, Illinois; Houston, Dallas, and San Antonio, Texas; and Scottsdale, Arizona. The Company has approximately $200 million of assets owned and managed, comprising approximately 3 million square feet of lease space in 36 properties. Whitestone has over 700 tenants offering basic goods and services with lease spaces ranging in size from 500 to 55,000 square feet. Headquartered in Houston, Texas, Whitestone employs 55 people nationally. For additional information about the Company, go to http://www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595 EXT 2213
          agregory@whitestonereit.com